UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2014

IXIA

(Exact name of registrant as specified in its charter)

California	000-31523	95-4635982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26601 W. Agoura Road, Calabasas, California		91302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 818-871-1800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2014, the Company and Ronald W. Buckly, the Company’s Senior Vice President, Corporate Affairs, General Counsel and Corporate Secretary, entered into an Employment and Retention Agreement (the “Agreement”). Under the Agreement, Mr. Buckly will resign as General Counsel and Corporate Secretary effective as of December 31, 2014. In accordance with the terms of the Agreement, he will continue to serve as the Company’s Senior Vice President, Corporate Affairs through January 8, 2016 for purposes of providing certain services to the Company, including assisting in transitioning to his successor, Matthew S. Alexander, his duties and responsibilities as General Counsel and Corporate Secretary. Effective January 1, 2015 and provided Mr. Buckly does not exercise his right to revoke the Agreement as described below, the Company’s Board of Directors has appointed Mr. Alexander, who currently serves as the Company’s Deputy General Counsel and Assistant Corporate Secretary, to succeed Mr. Buckly as the Company’s General Counsel and Corporate Secretary.

The Agreement confirms the terms and conditions of Mr. Buckly’s continuing employment as an executive officer of the Company and sets forth, among other terms, the compensation and benefits that Mr. Buckly will receive in consideration of his continuing services. Mr. Buckly’s compensation and benefits will include (i) an annual base salary of $350,200, effective retroactively to April 1, 2014 and subject to adjustment in 2015 at such time (if any) as the Company adjusts the annual base salaries of its other executive officers, (ii) continuing participation in the Company’s 2014 Senior Officer Bonus Plan and, in the event the Company awards discretionary bonuses to its executive officers for services rendered in 2014, receipt of such a bonus, and (iii) participation in any 2015 bonus plan (the “2015 Bonus Plan”) that the Company adopts for its senior officers. The Agreement provides that, for purposes of the 2015 Bonus Plan, Mr. Buckly will have an at-target bonus opportunity of 60% of his annual base salary. In addition, provided Mr. Buckly remains employed by the Company through January 8, 2016, the Company will waive any requirement under the 2015 Bonus Plan that Mr. Buckly be employed by the Company on the date on which bonuses are paid in order to earn a bonus thereunder.

The Agreement also provides for the Company to grant to Mr. Buckly, on February 5, 2015 or as soon as reasonably practicable thereafter, restricted stock units covering 60,000 shares of the Company’s Common Stock (the “RSUs”). The RSUs will vest, and the shares of Common Stock covered thereby will be issued, as follows: (i) 50% of the RSUs will vest in four equal quarterly installments, with the first installment vesting on February 15, 2015 and one additional installment vesting on the 15th day of the second month of each of the three calendar quarters thereafter, and (ii) the remaining 50% of the RSUs will vest on January 8, 2016, provided Mr. Buckly remains an employee of the Company through the applicable vesting date. The RSUs will be granted under the Company’s Second Amended and Restated 2008 Equity Incentive Plan (the “2008 Plan”) and will be subject to the terms and conditions of the 2008 Plan and the agreement entered into between Mr. Buckly and the Company to evidence the RSUs.

The Agreement confirms that Mr. Buckly will remain eligible to receive severance compensation and benefits under the Company’s Officer Severance Plan (As Amended and Restated effective January 1, 2009), as amended (as amended, the “2009 OSP”). The Company also specifically acknowledges and agrees in the Agreement that upon the termination of the Agreement and Mr. Buckly’s employment by the Company thereunder, Mr. Buckly will be entitled to receive severance compensation and benefits in accordance with the terms of the 2009 OSP and subject to Mr. Buckly’s compliance with the terms thereof, including his timely execution and delivery of, and compliance with, a written employment separation agreement in the form of the agreement attached to the 2009 OSP; provided, however, that Mr. Buckly will not be entitled to receive any such severance compensation and benefits if the Agreement and Mr. Buckly’s employment thereunder terminate under circumstances that under terms of the 2009 OSP render him ineligible to receive severance compensation and benefits thereunder. Such circumstances include termination as a result of Mr. Buckly’s voluntary resignation or retirement, the Company’s termination of Mr. Buckly for cause, and termination as a result of Mr. Buckly’s death or disability.

Mr. Buckly has the right to revoke the Agreement by given written notice to the Company within seven days after December 23, 2014 (i.e., on or before December 30, 2014). In the event of any such revocation, the Agreement, including Mr. Buckly’s resignation as provided therein, will not be effective.

The foregoing description of the Agreement is qualified in its entirety by reference to the copy of the Agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Form 8-K”).

The 2014 Bonus Plan is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 8, 2014. The 2009 OSP is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2009. Amendment No. 1 to the 2009 OSP is filed as Exhibit 10.6 to the Company’s Annual Report on Form 10-K filed with the SEC on April 4, 2013.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following Exhibit 10.1 is filed as a part of this Form 8-K:

Exhibit No.	Description

10.1	Employment and Retention Agreement entered into as of December 23, 2014 between the Company and Ronald W. Buckly

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia

Dated: December 23, 2014	By:	/s/ Bethany Mayer
Bethany Mayer
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment and Retention Agreement entered into as of December 23, 2014 between the Company and Ronald W. Buckly